Exhibit 99.1
PepsiCo Reports Third-Quarter 2018 Results; Updates 2018 Financial Targets

Reported (GAAP) Third-Quarter and Year-to-Date 2018 Results

	Third Quarter	Year-to-Date
Net revenue growth	1.5%	2.6%
Foreign exchange impact on net revenue	(2)%	—%
EPS	$1.75	$3.97
EPS growth	18%	3%
Foreign exchange impact on EPS	(2)%	—%
Organic/Core (non-GAAP)1 Third-Quarter and Year-to-Date 2018 Results

	Third Quarter	Year-to-Date
Organic revenue growth	4.9%	3.4%
Core EPS	$1.59	$4.17
Core constant currency EPS growth	9%	6%
PURCHASE, N.Y. - October 2, 2018 - PepsiCo, Inc. (NASDAQ: PEP) today reported results for the third quarter 2018.
“We are pleased with our results for the third quarter,” said Chairman and CEO Indra Nooyi.  “We continued to see very strong operating performance from our international divisions, propelled by developing and emerging markets; Frito-Lay North America generated solid net revenue and operating profit growth; and North America Beverages delivered another quarter of sequential improvement in top-line performance.  On the strength of our year-to-date results, we have revised upward our full-year organic revenue growth target.  Additionally, given the recent strengthening in the U.S. dollar we have revised our full-year core earnings per share target to reflect our updated expectation of an approximate 1 percentage point headwind from foreign exchange translation.”

1 Please refer to the Glossary for the definitions of non-GAAP financial measures including “Organic,” “Core,” “Constant Currency,” “Free Cash Flow (excluding certain items)” and “Division Operating Profit.” Please refer to “2018 Guidance and Outlook” for additional information regarding PepsiCo’s full-year 2018 growth objectives and targets. PepsiCo provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange and commodity mark-to-market adjustments.

Summary Third-Quarter 2018 Performance

	Revenue				Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Change
		Foreign Exchange Translation	Acquisitions, Divestitures, Structural and Other Changes*		Food/Snacks	Beverages
FLNA	3	—	—	3	0.5
QFNA	(2)	—	—	(2)	1
NAB	2	—	—	2.5		1
Latin America	—	10	—	10	3	0.5
ESSA	2	5	1	8	5	7
AMENA	(2)	2	9	9	7	2
Total	1.5	2	1	5	3	2.5
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes.  See A-6 and A-8 for additional information.

Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	3.5	—	—	4
QFNA	(1.5)	—	—	(1)
NAB	(14)	2	—	(11)
Latin America	—	2	6	9
ESSA	3	1	5	9
AMENA	17	1	1	19
Corporate Unallocated	32	(27)	—	5
Total	(3)	3	2	2

EPS	18	(10)	2	9

Note: Rows may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) decreased slightly in the quarter and was negatively impacted by items affecting comparability (1 percentage point) as well as foreign exchange translation (1.5 percentage points). Core constant currency division operating profit (a non-GAAP measure) increased by 2 percent in the quarter.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Third-Quarter Financial Performance:

•
Reported third-quarter and year-ago results were impacted by a provisional transition tax expense related to the Tax Cuts and Jobs Act (TCJ Act), a non-cash tax benefit resulting from the conclusion of certain international tax audits, restructuring charges and commodity mark-to-market net impacts. See A-6 to A-8 for further details.

•
Reported net revenue increased 1.5 percent. Foreign exchange translation had a 2-percentage-point unfavorable impact on reported net revenue growth. Organic revenue, which excludes the impacts of foreign exchange translation and acquisitions, structural and other changes, grew 4.9 percent.

•
Reported gross margin contracted 30 basis points and core gross margin contracted 10 basis points. Reported operating margin contracted 75 basis points and core operating margin contracted 25 basis points.

•
Reported operating profit decreased 3 percent and core constant currency operating profit increased 2 percent. Commodity mark-to-market net impacts and restructuring charges negatively impacted reported operating profit performance by 2 percentage points and 1 percentage point, respectively. Foreign exchange translation negatively impacted reported operating profit performance by 2 percentage points.

•
The reported and core effective tax rates in the third quarter of 2018 were 7 percent and 17.6 percent, respectively. The reported and core effective tax rates in the third quarter of 2017 were 22.3 and 22.2 percent, respectively. A non-cash tax benefit resulting from the conclusion of certain international tax audits reduced the reported effective tax rate by 13 percentage points. The provisional transition tax expense increased the reported effective tax rate by 3 percentage points.

•	Reported EPS was $1.75, an increase of 18 percent from the third quarter of 2017. Foreign exchange translation negatively impacted reported EPS growth by 2 percentage points.

•
Core EPS was $1.59, an increase of 7 percent. Excluding the impact of foreign exchange translation, core constant currency EPS increased 9 percent (see schedule A-11 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $3.6 billion.

Discussion of Third Quarter 2018 Reported Division Results:
Frito-Lay North America (FLNA)
Operating profit increased 3.5%, primarily reflecting the net revenue growth and planned cost reductions across a number of expense categories, partially offset by certain operating cost increases.
Quaker Foods North America (QFNA)
Operating profit decreased 1.5%, reflecting certain operating cost increases and unfavorable net pricing and mix, as well as higher commodity costs which negatively impacted operating profit performance by 2.5 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories, lower advertising and marketing expenses and the volume growth. Additionally, insurance settlement recoveries related to the 2017 earthquake in Mexico positively contributed 2 percentage points to operating profit performance.
North America Beverages (NAB)
Operating profit decreased 14%, reflecting certain operating cost increases, including increased transportation costs, higher commodity costs which negatively impacted operating profit performance by 9 percentage points and higher advertising and marketing expenses. These impacts were partially offset by the net revenue growth and planned cost reductions across a number of expense categories. A current-year gain associated with a sale of an asset positively contributed 4 percentage points to operating profit performance and was offset by a gain associated with a sale of an asset in the prior year which negatively impacted operating profit performance by 3 percentage points.
Latin America
Operating profit increased slightly, reflecting planned cost reductions across a number of expense categories, the effective net pricing and the volume growth, as well as insurance settlement recoveries related to the 2017 earthquake in Mexico which contributed 5 percentage points to operating profit growth. These impacts were offset by certain operating cost increases and higher advertising and marketing expenses, as well as higher commodity costs which reduced operating profit growth by 15 percentage points. Unfavorable foreign exchange translation reduced operating profit growth by 6 percentage points.
Europe Sub-Saharan Africa (ESSA)
Operating profit increased 3%, reflecting the net revenue growth and planned cost reductions across a number of expense categories. These impacts were partially offset by certain operating cost increases and higher advertising and marketing expenses, as well as higher commodity costs which reduced operating profit growth by 7 percentage points. Unfavorable foreign exchange translation reduced operating profit growth by 5 percentage points.
Asia, Middle East and North Africa (AMENA)
Operating profit increased 17%, reflecting the effective net pricing, planned cost reductions across a number of expense categories and the volume growth. These impacts were partially offset by certain operating cost increases and higher advertising and marketing expenses. Additionally, higher commodity costs reduced operating profit growth by 6 percentage points and the impact of refranchising our beverage businesses in Thailand in 2018 and Jordan in 2017 reduced operating profit growth by 4 percentage points.

Summary Year-to-Date 2018 Performance

	Revenue				Volume
	GAAP Reported % Change	Percentage Point Impact		Organic % Change	Organic Volume % Change
		Foreign Exchange Translation	Acquisitions, Divestitures and Structural Changes*		Food/Snacks	Beverages
FLNA	3	—	—	3	2
QFNA	(2)	—	—	(2)	(0.5)
NAB	—	—	—	—		(1)
Latin America	3	4	—	7	1	(2)
ESSA	8	(1)	0.5	7	5	7
AMENA	—	(1)	8	7	6	1
Total	3	—	1	3	2	1
* Includes acquisitions, divestitures and other structural changes, as well as sales and certain other taxes.  See A-6 and A-8 for additional information.

	Operating Profit and EPS
	GAAP Reported % Change	Percentage Point Impact		Core Constant Currency % Change
		Items Affecting Comparability	Foreign Exchange Translation
FLNA	3	—	—	3
QFNA	(2)	—	—	(2)
NAB	(17)	1	—	(16)
Latin America	15	(6)	—	10
ESSA	(2)	1	(1)	(2)
AMENA	34	2	(1)	34
Corporate Unallocated	10	(5.5)	—	5
Total	—	1	—	—

EPS	3	4	—	6

Note: Rows may not sum due to rounding.
Division operating profit (a non-GAAP measure that excludes corporate unallocated costs) increased by 1 percent year-to-date and was nominally impacted by both items affecting comparability and foreign exchange translation. Core constant currency division operating profit (a non-GAAP measure) increased by 0.5 percent year-to-date.
Organic revenue, core constant currency and division operating profit results are non-GAAP financial measures. Please refer to the reconciliation of GAAP and non-GAAP information in the attached exhibits and to the Glossary for definitions of “Organic,” “Core,” “Constant Currency” and “Division Operating Profit.”

Summary of Year-to-Date Financial Performance:

•
Reported year-to-date 2018 and 2017 results were impacted by a provisional transition tax expense related to the TCJ Act and non-cash tax benefits resulting from the conclusion of certain international tax audits and our resolution with the Internal Revenue Service (IRS) of all open matters related to the audits of taxable years 2012 and 2013 (the 2012 and 2013 audit resolution), restructuring charges and commodity mark-to-market net impacts. See A-6 to A-8 for further details.

•
Reported net revenue increased 2.6 percent. Foreign exchange translation did not have a significant impact on reported net revenue growth. Organic revenue, which excludes the impacts of foreign exchange translation and acquisitions, structural and other changes, grew 3.4 percent.

•
Reported gross margin contracted 50 basis points and core gross margin contracted 35 basis points. Reported operating margin contracted 50 basis points and core operating margin contracted 40 basis points.

•
Both reported and core constant currency operating profit did not change significantly compared to the prior year. Commodity mark-to-market net impacts negatively impacted reported operating profit performance by 1 percentage point while restructuring charges had a nominal impact. Foreign exchange translation did not have a significant impact on reported operating profit performance.

•
The reported and core effective tax rates year-to-date 2018 were 21.5 percent and 19.1 percent, respectively. The reported and core effective tax rates year-to-date 2017 were 22.9 and 22.8 percent, respectively. The favorable conclusion of certain international tax audits and the 2012 and 2013 audit resolution, collectively, reduced the reported effective tax rate by 9 percentage points. The provisional transition tax expense related to the TCJ Act increased the reported effective tax rate by 12 percentage points.

•	Reported EPS was $3.97, an increase of 3 percent. Foreign exchange translation did not have a significant effect on reported EPS growth.

•
Core EPS was $4.17, an increase of 6 percent. Foreign exchange translation did not have a significant impact on core EPS growth (see schedule A-12 for a reconciliation to reported EPS, the comparable GAAP measure).

•	Net cash provided by operating activities was $4.7 billion.

Discussion of Year-to-Date Reported Division Results:
Frito-Lay North America (FLNA)
Operating profit increased 3%, primarily reflecting the net revenue growth and planned cost reductions across a number of expense categories. These impacts were partially offset by certain operating cost increases, as well as higher commodity costs, primarily potatoes and motor fuel, which reduced operating profit growth by 2 percentage points. Additionally, a bonus extended to certain U.S. employees in connection with the TCJ Act reduced operating profit growth by 1 percentage point.
Quaker Foods North America (QFNA)
Operating profit decreased 2%, reflecting the net revenue performance and certain operating cost increases, as well as higher commodity costs which negatively impacted operating profit performance by 3 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories and lower advertising and marketing expenses. Additionally, insurance settlement recoveries related to the 2017 earthquake in Mexico positively contributed 1 percentage point to operating profit performance.
North America Beverages (NAB)
Operating profit decreased 17%, reflecting certain operating cost increases, including increased transportation costs, as well as higher commodity costs which negatively impacted operating profit performance by 7 percentage points. These impacts were partially offset by planned cost reductions across a number of expense categories. Current-year gains associated with sales of assets positively contributed 3 percentage points to operating profit performance and were offset by a gain associated with the sale of an asset in the prior year which negatively impacted operating profit performance by 1 percentage point. A bonus extended to certain U.S. employees in connection with the TCJ Act negatively impacted operating profit performance by 2 percentage points.
Latin America
Operating profit increased 15%, reflecting the net revenue growth and planned cost reductions across a number of expense categories, as well as insurance settlement recoveries related to the 2017 earthquake in Mexico which contributed 5 percentage points to operating profit growth. These impacts were partially offset by certain operating cost increases and higher advertising and marketing expenses, as well as higher commodity costs which reduced operating profit growth by 11 percentage points. Lower restructuring and impairment charges contributed 6 percentage points to operating profit growth.
Europe Sub-Saharan Africa (ESSA)
Operating profit decreased 2%, reflecting certain operating cost increases and higher advertising and marketing expenses. Additionally, a prior-year gain associated with the sale of our minority stake in Britvic and higher commodity costs negatively impacted operating profit performance by 9 percentage points and 5 percentage points, respectively. These impacts were partially offset by the net revenue growth and planned cost reductions across a number of expense categories.
Asia, Middle East and North Africa (AMENA)
Operating profit increased 34%, primarily reflecting the net revenue growth and planned cost reductions across a number of expense categories, as well as the net impact of refranchising our beverage businesses in Thailand in 2018 and Jordan in 2017, which contributed 15 percentage points to operating profit growth. These impacts were partially offset by certain operating cost increases, as well as higher commodity costs which reduced operating profit growth by 4 percentage points.

2018 Guidance and Outlook

The Company provides guidance on a non-GAAP basis as the Company cannot predict certain elements which are included in reported GAAP results, including the impact of foreign exchange translation and commodity mark-to-market impacts.
The company updated its 2018 financial guidance and now expects:

•	Full year organic revenue growth to be at least 3 percent.

•	Based on current market consensus rates, foreign exchange translation to have a 1 percentage point negative impact on reported net revenue and earnings per share growth.

•	A core effective tax rate between 19 and 20 percent, reflecting benefits of the TCJ Act.

•	Core earnings per share of $5.65, an 8 percent increase compared to 2017 core earnings per share of $5.23 reflecting the expected unfavorable 1 percentage point foreign exchange translation impact.

•
Approximately $9 billion in cash from operating activities and free cash flow of approximately $6 billion, which now assumes net capital spending of approximately $3.3 billion and a discretionary pension contribution of $1.4 billion.

The company continues to expect:

•	Core constant currency EPS growth of 9 percent.

•	The benefit of the TCJ Act to be substantially reinvested in initiatives to benefit the Company’s U.S.-based front line workforce and to otherwise increase the Company’s capabilities.

•	Total cash returns to shareholders of approximately $7 billion, total dividends to shareholders of approximately $5 billion and share repurchases of approximately $2 billion.

Conference Call:
At 7:45 a.m. (Eastern Time) today, the Company will host a conference call with investors and financial analysts to discuss third quarter 2018 results and the outlook for 2018. Further details will be accessible on the Company’s website at www.pepsico.com/investors.

Contacts:	Investors	Media
	Jamie Caulfield	Carrie Ratner
	Investor Relations	Communications
	914-253-3035	914-253-3817
	jamie.caulfield@pepsico.com	carrie.ratner@pepsico.com

PepsiCo, Inc. and Subsidiaries
Condensed Consolidated Statement of Income
(in millions except per share amounts, unaudited)

	12 Weeks Ended				36 Weeks Ended
	9/8/2018		9/9/2017(a)	Change	9/8/2018		9/9/2017(a)	Change
Net Revenue	$16,485		$16,240	1.5%	$45,137		$43,999	3%
Cost of sales	7,527		7,368	2%	20,445		19,717	4%
Gross profit	8,958		8,872	1%	24,692		24,282	2%
Selling, general and administrative expenses	6,114		5,948	3%	17,013		16,576	3%
Operating Profit	2,844		2,924	(3)%	7,679		7,706	—%
Other pension and retiree medical benefits income	74		69	5%	231		210	10%
Interest expense	(302)		(269)	12%	(904)		(786)	15%
Interest income and other	81		52	55%	248		141	75%
Income before income taxes	2,697		2,776	(3)%	7,254		7,271	—%
Provision for income taxes	188	(b)	620	(70)%	1,562	(b)	1,668	(6)%
Net income	2,509		2,156	16%	5,692		5,603	2%
Less: Net income attributable to noncontrolling interests	11		12	(4)%	31		36	(13)%
Net Income Attributable to PepsiCo	$2,498		$2,144	16%	$5,661		$5,567	2%

Diluted
Net Income Attributable to PepsiCo per Common Share	$1.75		$1.49	18%	$3.97		$3.87	3%
Weighted-average common shares outstanding	1,424		1,438		1,427		1,440

Cash dividends declared per common share	$0.9275		$0.805		$2.66		$2.3625

(a)
Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $2 million and $67 million, respectively, for the 12 weeks ended September 9, 2017 and $9 million and $201 million, respectively, for the 36 weeks ended September 9, 2017. We recorded a corresponding increase to other pension and retiree medical benefits income below operating profit of $69 million and $210 million for the 12 and 36 weeks ended September 9, 2017, respectively. In addition, the impact of this guidance resulted in a decrease in operating profit of $233 million for the year ended December 30, 2017. The changes described above had no impact on our consolidated net revenue, net interest expense, provision for income taxes, net income attributable to PepsiCo or earnings per share.

(b)	Includes the provisional impact of the TCJ Act enacted in 2017. See A-7 for additional information.

PepsiCo, Inc. and Subsidiaries
Supplemental Financial Information
(in millions and unaudited)

	12 Weeks Ended			36 Weeks Ended
	9/8/2018	9/9/2017(a)	Change	9/8/2018	9/9/2017(a)	Change
Net Revenue
Frito-Lay North America	$3,891	$3,792	3%	$11,345	$10,969	3%
Quaker Foods North America	567	578	(2)%	1,695	1,729	(2)%
North America Beverages	5,456	5,332	2%	15,064	15,034	—%
Latin America	1,868	1,873	—%	4,935	4,773	3%
Europe Sub-Saharan Africa	3,161	3,098	2%	7,945	7,355	8%
Asia, Middle East and North Africa	1,542	1,567	(2)%	4,153	4,139	—%
Total Net Revenue	$16,485	$16,240	1.5%	$45,137	$43,999	3%

Operating Profit
Frito-Lay North America	$1,241	$1,199	3.5%	$3,491	$3,392	3%
Quaker Foods North America	143	145	(1.5)%	443	453	(2)%
North America Beverages	703	813	(14)%	1,838	2,204	(17)%
Latin America	284	284	—%	742	645	15%
Europe Sub-Saharan Africa	439	427	3%	995	1,015	(2)%
Asia, Middle East and North Africa	311	267	17%	994	745	34%
Corporate Unallocated	(277)	(211)	32%	(824)	(748)	10%
Total Operating Profit	$2,844	$2,924	(3)%	$7,679	$7,706	—%

(a)
Operating profit reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit. The impact from retrospective adoption of this guidance resulted in an increase to cost of sales and selling, general and administrative expenses of $2 million and $67 million, respectively, for the 12 weeks ended September 9, 2017 and $9 million and $201 million, respectively, for the 36 weeks ended September 9, 2017. We recorded a corresponding increase to other pension and retiree medical benefits income below operating profit of $69 million and $210 million for the 12 and 36 weeks ended September 9, 2017, respectively.

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Statement of Cash Flows (in millions, unaudited)

	36 Weeks Ended
	9/8/2018	9/9/2017
Operating Activities
Net income	$5,692	$5,603
Depreciation and amortization	1,636	1,604
Share-based compensation expense	203	206
Restructuring and impairment charges	79	69
Cash payments for restructuring charges	(179)	(83)
Pension and retiree medical plan expenses	147	141
Pension and retiree medical plan contributions	(1,664)	(169)
Deferred income taxes and other tax charges and credits	(609)	284
Provisional net tax expense related to the TCJ Act	854	—
Change in assets and liabilities:
Accounts and notes receivable	(1,299)	(999)
Inventories	(362)	(424)
Prepaid expenses and other current assets	(158)	(119)
Accounts payable and other current liabilities	116	(496)
Income taxes payable	633	633
Other, net	(357)	(163)
Net Cash Provided by Operating Activities	4,732	6,087

Investing Activities
Capital spending	(1,578)	(1,474)
Sales of property, plant and equipment	119	82
Acquisitions and investments in noncontrolled affiliates	(253)	(45)
Divestitures	294	143
Short-term investments, by original maturity:
More than three months - purchases	(5,637)	(11,742)
More than three months - maturities	11,874	10,400
More than three months - sales	772	345
Three months or less, net	7	4
Other investing, net	—	9
Net Cash Provided by/(Used for) Investing Activities	5,598	(2,278)

Financing Activities
Proceeds from issuances of long-term debt	—	3,525
Payments of long-term debt	(2,506)	(3,256)
Short-term borrowings, by original maturity:
More than three months - proceeds	2	77
More than three months - payments	(17)	(91)
Three months or less, net	(1,384)	1,526
Cash dividends paid	(3,621)	(3,324)
Share repurchases - common	(1,442)	(1,464)
Share repurchases - preferred	(2)	(4)
Proceeds from exercises of stock options	215	396
Withholding tax payments on restricted stock units (RSUs), performance stock units (PSUs) and PepsiCo equity performance units (PEPunits) converted	(93)	(131)
Other financing	(23)	(29)
Net Cash Used for Financing Activities	(8,871)	(2,775)
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(73)	76
Net Increase in Cash and Cash Equivalents and Restricted Cash	1,386	1,110
Cash and Cash Equivalents and Restricted Cash, Beginning of Year	10,657	9,169
Cash and Cash Equivalents and Restricted Cash, End of Period	$12,043	$10,279

PepsiCo, Inc. and Subsidiaries Condensed Consolidated Balance Sheet (in millions except per share amounts)

	(unaudited)
	9/8/2018	12/30/2017
ASSETS
Current Assets
Cash and cash equivalents	$11,991	$10,610
Short-term investments	1,907	8,900
Accounts and notes receivable, net	7,975	7,024
Inventories:
Raw materials and packaging	1,401	1,344
Work-in-process	164	167
Finished goods	1,577	1,436
	3,142	2,947
Prepaid expenses and other current assets	827	1,546
Total Current Assets	25,842	31,027
Property, Plant and Equipment, net	16,541	17,240
Amortizable Intangible Assets, net	1,193	1,268
Goodwill	14,332	14,744
Other nonamortizable intangible assets	12,273	12,570
Nonamortizable Intangible Assets	26,605	27,314
Investments in Noncontrolled Affiliates	2,394	2,042
Other Assets	1,057	913
Total Assets	$73,632	$79,804

LIABILITIES AND EQUITY
Current Liabilities
Short-term debt obligations	$4,474	$5,485
Accounts payable and other current liabilities	15,230	15,017
Total Current Liabilities	19,704	20,502
Long-Term Debt Obligations	30,643	33,796
Other Liabilities	9,538	11,283
Deferred Income Taxes	3,358	3,242
Total Liabilities	63,243	68,823

Commitments and contingencies

Preferred Stock, no par value	—	41
Repurchased Preferred Stock	—	(197)
PepsiCo Common Shareholders’ Equity
Common stock, par value 1 2/3¢ per share (authorized 3,600 shares; issued, net of repurchased common stock at par value: 1,412 and 1,420 shares, respectively)	24	24
Capital in excess of par value	3,939	3,996
Retained earnings	54,404	52,839
Accumulated other comprehensive loss	(14,253)	(13,057)
Repurchased common stock, in excess of par value (455 and 446 shares, respectively)	(33,828)	(32,757)
Total PepsiCo Common Shareholders’ Equity	10,286	11,045
Noncontrolling interests	103	92
Total Equity	10,389	10,981
Total Liabilities and Equity	$73,632	$79,804

PepsiCo, Inc. and Subsidiaries
Supplemental Share-Based Compensation Data
(in millions except dollar amounts, unaudited)

	12 Weeks Ended		36 Weeks Ended
	9/8/2018	9/9/2017	9/8/2018	9/9/2017
Beginning Net Shares Outstanding	1,415	1,426	1,420	1,428
Options Exercised, RSUs, PSUs and PEPunits Converted	1	2	5	8
Shares Repurchased	(4)	(5)	(14)	(13)
Shares issued in connection with preferred stock conversion to common stock	—	—	1	—
Ending Net Shares Outstanding	1,412	1,423	1,412	1,423

Weighted Average Basic	1,414	1,425	1,417	1,427
Dilutive Securities:
Options	5	7	5	7
RSUs, PSUs, PEPunits and Other	5	5	5	5
ESOP Convertible Preferred Stock	—	1	—	1
Weighted Average Diluted	1,424	1,438	1,427	1,440

Average Share Price for the Period	$112.20	$116.27	$109.74	$112.44
Growth versus Prior Year	(4)%	9%	(2)%	9%

Options Outstanding	17	20	18	21
Options in the Money	17	20	17	21
Dilutive Shares from Options	5	7	5	7
Dilutive Shares From Options as a % of Options in the Money	30%	36%	31%	35%

Average Exercise Price of Options in the Money	$78.51	$73.81	$75.95	$72.35

RSUs, PSUs, PEPunits and Other Outstanding	7	8	7	8
Dilutive Shares from RSUs, PSUs, PEPunits and Other	5	5	5	5

Weighted-Average Grant-Date Fair Value of RSUs and PSUs Outstanding	$105.30	$102.00	$105.19	$101.94
Weighted-Average Grant-Date Fair Value of PEPunits Outstanding	$—	$68.94	$—	$68.94

Non-GAAP Measures
In discussing financial results and guidance, the Company refers to the following measures which are not in accordance with U.S. Generally Accepted Accounting Principles (GAAP): division operating profit, core results, core constant currency results, free cash flow, free cash flow excluding certain items, and organic results. We use these non-GAAP financial measures internally to make operating and strategic decisions, including the preparation of our annual operating plan, evaluation of our overall business performance and as a factor in determining compensation for certain employees. We believe presenting non-GAAP financial measures provides additional information to facilitate comparison of our historical operating results and trends in our underlying operating results, and provides additional transparency on how we evaluate our business. We also believe presenting these measures allows investors to view our performance using the same measures that we use in evaluating our financial and business performance and trends.
We consider quantitative and qualitative factors in assessing whether to adjust for the impact of items that may be significant or that could affect an understanding of our ongoing financial and business performance or trends. Examples of items for which we may make adjustments include: amounts related to mark-to-market gains or losses (non-cash); charges related to restructuring programs; charges or adjustments related to the enactment of new laws, rules or regulations, such as significant tax law changes; amounts related to the resolution of tax positions; gains or losses associated with mergers, acquisitions, divestitures and other structural changes; debt redemptions or modifications; pension and retiree medical related items; asset impairments (non-cash); and remeasurements of net monetary assets. See below for a description of adjustments to our U.S. GAAP financial measures included herein.
Non-GAAP information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP. In addition, our non-GAAP financial measures may not be the same as or comparable to similar non-GAAP measures presented by other companies.
Glossary
We use the following definitions when referring to our non-GAAP financial measures, which may not be the same as or comparable to similar measures presented by other companies:

Acquisitions and divestitures: All mergers and acquisitions activity, including the impact of acquisitions, divestitures and changes in ownership or control in consolidated subsidiaries and nonconsolidated equity investees.
Beverage volume: Volume shipped to retailers and independent distributors from both PepsiCo and our bottlers.

Constant currency: Financial results assuming constant foreign currency exchange rates used for translation based on the rates in effect for the comparable prior-year period. In order to compute our constant currency results, we multiply or divide, as appropriate, our current year U.S. dollar results by the current year average foreign exchange rates and then multiply or divide, as appropriate, those amounts by the prior year average foreign exchange rates.
Core: Core results are non-GAAP financial measures which exclude certain items from our historical results. For the periods presented, core results exclude the following items:
Commodity mark-to-market net impact
Change in market value for commodity derivatives that we purchase to mitigate the volatility in costs of energy and raw materials that we consume. The market value is determined based on average prices on national exchanges and recently reported transactions in the marketplace.
In the 12 and 36 weeks ended September 8, 2018, we recognized $29 million and $57 million of mark-to-market net losses, respectively, on commodity derivatives in corporate unallocated expenses. In the 12 and 36 weeks ended September 9, 2017, we recognized $27 million of mark-to-market net gains and $13 million of mark-to-market net losses, respectively, on commodity derivatives in corporate unallocated expenses. In the year ended December 30, 2017, we recognized $15 million of mark-to-market net gains on commodity derivatives in corporate unallocated expenses. We centrally manage commodity derivatives on behalf of our divisions. These commodity derivatives include agricultural products, energy and metals. Commodity derivatives that do not qualify for hedge accounting treatment are marked to market each period with the resulting gains and losses recorded in corporate unallocated expenses as either cost of sales or selling, general and administrative expenses, depending on the underlying commodity. These gains and losses are subsequently reflected in division results when the divisions recognize the cost of the underlying commodity in operating profit.

Restructuring and impairment charges
2014 Multi-Year Productivity Plan
In the 12 and 36 weeks ended September 8, 2018, we incurred restructuring charges of $35 million (recorded in selling, general and administrative expenses; there were no net charges recorded in other pension and retiree medical benefits income) and $79 million ($75 million in selling, general and administrative expenses and $4 million in other pension and retiree medical benefits income), respectively, in conjunction with the multi-year productivity plan we publicly announced in 2014 (2014 Productivity Plan). In the 12 and 36 weeks ended September 9, 2017, we incurred restructuring charges of $8 million ($6 million in selling, general and administrative expenses and $2 million in other pension and retiree medical benefits income) and $69 million ($65 million in selling, general and administrative expenses and $4 million in other pension and retiree medical benefits income), respectively, in conjunction with our 2014 Productivity Plan. In the year ended December 30, 2017, we incurred restructuring charges of $295 million ($229 million in selling, general and administrative expenses and $66 million in other pension and retiree medical benefits income) in conjunction with our 2014 Productivity Plan.
The 2014 Productivity Plan includes the next generation of productivity initiatives that we believe will strengthen our beverage, food and snack businesses by: accelerating our investment in manufacturing automation; further optimizing our global manufacturing footprint, including closing certain manufacturing facilities; re-engineering our go-to-market systems in developed markets; expanding shared services; and implementing simplified organization structures to drive efficiency. To build on the 2014 Productivity Plan, in the fourth quarter of 2017, we expanded and extended the program through the end of 2019 to take advantage of additional opportunities within the initiatives described above to further strengthen our beverage, food and snack businesses.
Provisional net tax expense related to the TCJ Act
During the fourth quarter of 2017, the TCJ Act was enacted in the United States. Among its many provisions, the TCJ Act imposed a mandatory one-time transition tax on undistributed international earnings and reduced the U.S. corporate income tax rate from 35% to 21%, effective January 1, 2018. As a result of the enactment of the TCJ Act, we recognized a provisional transition tax expense of $76 million for the 12 weeks ended September 8, 2018 and $854 million for the 36 weeks ended September 8, 2018. These amounts were in addition to the provisional net tax expense of $2.5 billion recognized in the fourth quarter of 2017.
The changes arising from the TCJ Act are broad and complex and we continue to examine the impact the TCJ Act may have on our business and financial results. The recorded impact of the TCJ Act is provisional and the final amount may differ from the above estimates, possibly materially, due to, among other things, changes in estimates, interpretations and assumptions we have made, changes in Internal Revenue Service (IRS) interpretations, the issuance of new guidance, legislative actions, changes in accounting standards or related interpretations in response to the TCJ Act and future actions by states within the United States that have not currently adopted the TCJ Act.
Tax benefits
In the 12 weeks ended September 8, 2018, we recognized a non-cash tax benefit of $364 million resulting from the conclusion of certain international tax audits. During the second quarter of 2018, we reached an agreement with the IRS resolving all open matters related to the audits of taxable years 2012 and 2013. The conclusion of certain international tax audits and the resolution with the IRS, collectively, resulted in a non-cash tax benefit totaling $678 million for the 36 weeks ended September 8, 2018.
Division operating profit: The aggregation of the operating profit for each of our reportable segments, which excludes the impact of corporate unallocated expenses.
Effective net pricing: Reflects the year-over-year impact of discrete pricing actions, sales incentive activities and mix resulting from selling varying products in different package sizes and in different countries.
Free cash flow: Net cash provided by operating activities less capital spending, plus sales of property, plant and equipment. Since net capital spending is essential to our product innovation initiatives and maintaining our operational capabilities, we believe that it is a recurring and necessary use of cash. As such, we believe investors should also consider net capital spending when evaluating our cash from operating activities.
Free cash flow is used by us primarily for financing activities, including debt repayments, dividends and share repurchases. Free cash flow is not a measure of cash available for discretionary expenditures since we have certain non-discretionary obligations such as debt service that are not deducted from the measure.
Free cash flow excluding certain items: Free cash flow, excluding payments related to restructuring charges, discretionary pension and retiree medical contributions and the related net cash tax benefits associated with these items, as well as tax payments related to the TCJ Act. As free cash flow excluding certain items is an important measure used to monitor our cash flow performance, we believe this non-GAAP measure provides investors additional useful information when evaluating our cash from operating activities. See below for a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure in accordance with U.S. GAAP (operating cash flow). In future years, we expect this measure to exclude additional payments related to the provisional mandatory transition tax liability of approximately $5 billion, which we currently expect to be paid over the period 2019 to 2026 under the provisions of the TCJ Act.
Net capital spending: Capital spending less cash proceeds from sales of property, plant and equipment.
Organic: A measure that adjusts for impacts of acquisitions, divestitures and other structural changes and foreign exchange translation. Additionally, our fiscal 2018 reported results reflect the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance to exclude from net revenue and cost of sales all sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions not already excluded. Our 2018 fiscal year organic revenue growth will exclude the impact of approximately $75 million of these taxes previously recognized in net revenue.

2018 guidance
Our 2018 organic revenue growth guidance excludes the impact of acquisitions, divestitures and other structural changes, sales and certain other taxes and foreign exchange translation. Our 2018 core tax rate guidance and 2018 core constant currency EPS growth guidance exclude the commodity mark-to-market net impact included in corporate unallocated expenses and restructuring and impairment charges. Our 2018 core constant currency EPS growth guidance also excludes the impact of foreign exchange translation. We are unable to reconcile our full year projected 2018 organic revenue growth to our full year projected 2018 reported net revenue growth because we are unable to predict the 2018 impact of foreign exchange due to the unpredictability of future changes in foreign exchange rates and because we are unable to predict the occurrence or impact of any acquisitions, divestitures or other structural changes. We are also not able to reconcile our full year projected 2018 core tax rate to our full year projected 2018 reported tax rate and our full year projected 2018 core constant currency EPS growth to our full year projected 2018 reported EPS growth because we are unable to predict the 2018 impact of foreign exchange or the mark-to-market net impact on commodity derivatives due to the unpredictability of future changes in foreign exchange rates and commodity prices. Therefore, we are unable to provide a reconciliation of these measures.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information
Organic Revenue Growth Rates
12 and 36 Weeks Ended September 8, 2018
(unaudited)

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	12 Weeks Ended 9/8/2018	12 Weeks Ended 9/8/2018
Frito-Lay North America	1	2	—	—	—	3	3
Quaker Foods North America	1	(2)	—	—	—	(2)	(2)
North America Beverages	1	2	—	—	—	2	2.5
Latin America	2	8	(10)	—	—	—	10
Europe Sub-Saharan Africa	5	2	(5)	—	(1)	2	8
Asia, Middle East and North Africa	5	4	(2)	(9)	—	(2)	9
Total PepsiCo	2	3	(2)	(1)	—	1.5	5

						GAAP Measure	Non-GAAP Measure
	Percent Impact					Reported % Change	Organic % Change(a)
Net Revenue Year over Year % Change	Volume	Effective net pricing	Foreign exchange translation	Acquisitions and divestitures and other structural changes	Sales and certain other taxes(b)	36 Weeks Ended 9/8/2018	36 Weeks Ended 9/8/2018
Frito-Lay North America	1	2	—	—	—	3	3
Quaker Foods North America	(0.5)	(2)	—	—	—	(2)	(2)
North America Beverages	(1)	1	—	—	—	—	—
Latin America	0.5	7	(4)	—	—	3	7
Europe Sub-Saharan Africa	5.5	2	1	—	(0.5)	8	7
Asia, Middle East and North Africa	4	3	1	(7)	—	—	7
Total PepsiCo	1	2	—	(1)	—	3	3

(a)
Organic percent change is a financial measure that is not in accordance with GAAP and is calculated by excluding the impact of foreign exchange translation, acquisitions, divestitures and other structural changes and sales and certain other taxes from reported growth.

(b)
Represents the impact of the exclusion from net revenue of prior year sales, use, value-added and certain excise taxes assessed by governmental authorities on revenue-producing transactions that were not already excluded based on the accounting policy election taken in conjunction with the adoption of the revenue recognition guidance.

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Year over Year Growth Rates
12 and 36 Weeks Ended September 8, 2018
(unaudited)

	GAAP Measure					Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability				Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	12 Weeks Ended 9/8/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	Tax benefit	12 Weeks Ended 9/8/2018	Foreign exchange translation	12 Weeks Ended 9/8/2018
Frito-Lay North America	3.5	—	—	—	—	3	—	4
Quaker Foods North America	(1.5)	—	—	—	—	(1)	—	(1)
North America Beverages	(14)	—	2	—	—	(12)	—	(11)
Latin America	—	—	2	—	—	3	6	9
Europe Sub-Saharan Africa	3	—	1	—	—	4	5	9
Asia, Middle East and North Africa	17	—	1	—	—	18	1	19
Corporate Unallocated	32	(27)	1	—	—	5	—	5
Total Operating Profit	(3)	2	1	—	—	—	2	2
Net Income Attributable to PepsiCo	16					6	2	8
Net Income Attributable to PepsiCo per common share - diluted	18					7	2	9

	GAAP Measure					Non-GAAP Measure		Non-GAAP Measure
	Reported % Change	Percent Impact of Items Affecting Comparability				Core(a) % Change	Percent Impact of	Core Constant Currency(a) % Change
Operating Profit Year over Year % Change	36 Weeks Ended 9/8/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	Provisional net tax expense related to the TCJ Act	Tax benefits	36 Weeks Ended 9/8/2018	Foreign exchange translation	36 Weeks Ended 9/8/2018
Frito-Lay North America	3	—	—	—	—	3	—	3
Quaker Foods North America	(2)	—	—	—	—	(2)	—	(2)
North America Beverages	(17)	—	1	—	—	(15)	—	(16)
Latin America	15	—	(6)	—	—	10	—	10
Europe Sub-Saharan Africa	(2)	—	1	—	—	(1)	(1)	(2)
Asia, Middle East and North Africa	34	—	2	—	—	36	(1)	34
Corporate Unallocated	10	(6)	—	—	—	5	—	5
Total Operating Profit	—	1	—	—	—	—	—	—
Net Income Attributable to PepsiCo	2					5	—	5
Net Income Attributable to PepsiCo per common share - diluted	3					6	—	6

(a)
Core results and core constant currency results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-7 for a discussion of this plan.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
12 Weeks Ended September 8, 2018 and September 9, 2017
(in millions except per share amounts, unaudited)

	12 Weeks Ended 9/8/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Provision for income taxes(a)	Net income attributable to noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$7,527	$8,958	$6,114	$2,844	$188	$11	$2,498	$1.75	7.0%
Items Affecting Comparability
Commodity mark-to-market net impact	(31)	31	2	29	6	—	23	0.02	—
Restructuring and impairment charges (c)	—	—	(35)	35	3	1	31	0.02	(0.1)
Provisional net tax expense related to the TCJ Act	—	—	—	—	(76)	—	76	0.05	(2.8)
Tax benefit	—	—	—	—	364	—	(364)	(0.26)	13.5
Core, Non-GAAP Measure (d)	$7,496	$8,989	$6,081	$2,908	$485	$12	$2,264	$1.59	17.6%

	12 Weeks Ended 9/9/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$7,368	$8,872	$5,948	$2,924	$69	$620	$2,144	$1.49	22.3%
Items Affecting Comparability
Commodity mark-to-market net impact	1	(1)	26	(27)	—	(10)	(17)	(0.01)	(0.1)
Restructuring and impairment charges (c)	—	—	(6)	6	2	1	7	—	—
Core, Non-GAAP Measure (d)	$7,369	$8,871	$5,968	$2,903	$71	$611	$2,134	$1.48	22.2%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-7 for a discussion of this plan.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Certain Line Items
36 Weeks Ended September 8, 2018 and September 9, 2017
(in millions except per share amounts, unaudited)

	36 Weeks Ended 9/8/2018
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to noncontrolling interests	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$20,445	$24,692	$17,013	$7,679	$231	$1,562	$31	$5,661	$3.97	21.5%
Items Affecting Comparability
Commodity mark-to- market net impact	(51)	51	(6)	57	—	14	—	43	0.03	—
Restructuring and impairment charges (c)	—	—	(75)	75	4	12	1	66	0.05	—
Provisional net tax expense related to the TCJ Act	—	—	—	—	—	(854)	—	854	0.60	(11.8)
Tax benefits	—	—	—	—	—	678	—	(678)	(0.48)	9.3
Core, Non-GAAP Measure (d)	$20,394	$24,743	$16,932	$7,811	$235	$1,412	$32	$5,946	$4.17	19.1%

	36 Weeks Ended 9/9/2017(e)
	Cost of sales	Gross profit	Selling, general and administrative expenses	Operating profit	Other pension and retiree medical benefits income	Provision for income taxes(a)	Net income attributable to PepsiCo	Net income attributable to PepsiCo per common share - diluted	Effective tax rate(b)
Reported, GAAP Measure	$19,717	$24,282	$16,576	$7,706	$210	$1,668	$5,567	$3.87	22.9%
Items Affecting Comparability
Commodity mark-to-market net impact	7	(7)	(20)	13	—	2	11	0.01	—
Restructuring and impairment charges (c)	—	—	(65)	65	4	4	65	0.05	(0.2)
Core, Non-GAAP Measure (d)	$19,724	$24,275	$16,491	$7,784	$214	$1,674	$5,643	$3.92	22.8%

(a)	Provision for income taxes is the expected tax benefit/charge on the underlying item based on the tax laws and income tax rates applicable to the underlying item in its corresponding tax jurisdiction.

(b)
The impact of items affecting comparability on our effective tax rate represents the difference in the effective tax rate resulting from a higher or lower tax rate applicable to the items affecting comparability.

(c)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-7 for a discussion of this plan.

(d)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(e)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.
Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
12 Weeks Ended September 8, 2018 and September 9, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	12 Weeks Ended 9/8/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	12 Weeks Ended 9/8/2018
Frito-Lay North America	$1,241	$—	$—	$1,241
Quaker Foods North America	143	—	—	143
North America Beverages	703	—	12	715
Latin America	284	—	4	288
Europe Sub-Saharan Africa	439	—	17	456
Asia, Middle East and North Africa	311	—	2	313
Division Operating Profit	3,121	—	35	3,156
Corporate Unallocated	(277)	29	—	(248)
Total Operating Profit	$2,844	$29	$35	$2,908

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	12 Weeks Ended 9/9/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	12 Weeks Ended 9/9/2017
Frito-Lay North America	$1,199	$—	$1	$1,200
Quaker Foods North America	145	—	—	145
North America Beverages	813	—	(3)	810
Latin America	284	—	(2)	282
Europe Sub-Saharan Africa	427	—	12	439
Asia, Middle East and North Africa	267	—	(3)	264
Division Operating Profit	3,135	—	5	3,140
Corporate Unallocated	(211)	(27)	1	(237)
Total Operating Profit	$2,924	$(27)	$6	$2,903

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-7 for a discussion of this plan.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
Operating Profit by Division
36 Weeks Ended September 8, 2018 and September 9, 2017
(in millions, unaudited)

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	36 Weeks Ended 9/8/2018	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	36 Weeks Ended 9/8/2018
Frito-Lay North America	$3,491	$—	$4	$3,495
Quaker Foods North America	443	—	—	443
North America Beverages	1,838	—	23	1,861
Latin America	742	—	16	758
Europe Sub-Saharan Africa	995	—	25	1,020
Asia, Middle East and North Africa	994	—	6	1,000
Division Operating Profit	8,503	—	74	8,577
Corporate Unallocated	(824)	57	1	(766)
Total Operating Profit	$7,679	$57	$75	$7,811

	GAAP Measure	Items Affecting Comparability		Non-GAAP Measure
	Reported			Core(a)
Operating Profit	36 Weeks Ended 9/9/2017(c)	Commodity mark-to-market net impact	Restructuring and impairment charges(b)	36 Weeks Ended 9/9/2017
Frito-Lay North America	$3,392	$—	$5	$3,397
Quaker Foods North America	453	—	—	453
North America Beverages	2,204	—	(2)	2,202
Latin America	645	—	47	692
Europe Sub-Saharan Africa	1,015	—	19	1,034
Asia, Middle East and North Africa	745	—	(7)	738
Division Operating Profit	8,454	—	62	8,516
Corporate Unallocated	(748)	13	3	(732)
Total Operating Profit	$7,706	$13	$65	$7,784

(a)	Core results are financial measures that are not in accordance with GAAP and exclude the above items affecting comparability. See A-6 through A-7 for a discussion of each of these adjustments.

(b)	Restructuring and impairment charges include costs associated with the 2014 Multi-Year Productivity Plan. See A-7 for a discussion of this plan.

(c)	Reflects the retrospective adoption of guidance requiring the presentation of non-service cost components of net periodic benefit cost below operating profit.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Division Operating Profit Performance Reconciliation

	12 Weeks Ended	36 Weeks Ended
	9/8/2018	9/8/2018
Reported Operating Profit Performance	(3)%	—%
Impact of Corporate Unallocated	2	1
Division Operating Profit Growth	—	1
Restructuring and Impairment Charges	1	—
Core Division Operating Profit Growth	1	1
Foreign Exchange Translation	1.5	—
Core Constant Currency Division Operating Profit Growth	2%	0.5%

Gross Margin Performance Reconciliation

	12 Weeks Ended		36 Weeks Ended
	9/8/2018		9/8/2018
Reported Gross Margin Performance	(29)	bps	(48)	bps
Commodity Mark-to-Market Net Impact	20		13
Core Gross Margin Performance	(9)	bps	(35)	bps
Operating Margin Performance Reconciliation

	12 Weeks Ended		36 Weeks Ended
	9/8/2018		9/8/2018
Reported Operating Margin Performance	(75)	bps	(50)	bps
Commodity Mark-to-Market Net Impact	34		10
Restructuring and Impairment Charges	17		2
Core Operating Margin Performance	(24)	bps	(39)	bps

Fiscal 2017 Net Revenue Growth Reconciliation

Year Ended
12/30/2017
Reported Net Revenue Growth	1%
Foreign Exchange Translation	—
Acquisitions and Divestitures	—
53rd Reporting Week	1
Organic Revenue Growth	2%

Note – Certain amounts above may not sum due to rounding.

PepsiCo, Inc. and Subsidiaries
Reconciliation of GAAP and Non-GAAP Information (cont.)
(unaudited)
Fiscal 2017 Diluted EPS Reconciliation

Year Ended
12/30/2017
Reported Diluted EPS	$3.38
Commodity Mark-to-Market Net Impact	(0.01)
Restructuring and Impairment Charges	0.16
Provisional Net Tax Expense Related to the TCJ Act	1.70
Core Diluted EPS	$5.23

Net Cash Provided by Operating Activities Reconciliation (in billions)

	2018 Guidance
Net Cash Provided by Operating Activities	$	~	9
Net Capital Spending		~	(3)
Free Cash Flow		~	6
Discretionary Pension and Retiree Medical Contributions		~	1
Net Cash Tax Benefit Related to Discretionary Pension Contributions		~	—
Payments Related to Restructuring Charges		~	—
Net Cash Tax Benefit Related to Restructuring Charges		~	—
State Transition Tax Payments Related to the TCJ Act		~	—
Free Cash Flow Excluding Certain Items	$	~	7

Note – Certain amounts above may not sum due to rounding.

Cautionary Statement
Statements in this communication that are “forward-looking statements,” including our 2018 guidance and expected impacts of the TCJ Act, are based on currently available information, operating plans and projections about future events and trends. Terminology such as “aim,” “anticipate,” “believe,” “drive,” “estimate,” “expect,” “expressed confidence,” “forecast,” “future,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “position,” “potential,” “project,” “seek,” “should,” “strategy,” “target,” “will” or similar statements or variations of such words and other similar expressions are intended to identify forward-looking statements, although not all forward looking statements contain such terms. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from those predicted in such forward looking statements. Such risks and uncertainties include, but are not limited to: changes in demand for PepsiCo’s products, as a result of changes in consumer preferences or otherwise; changes in, or failure to comply with, applicable laws and regulations; imposition or proposed imposition of new or increased taxes aimed at PepsiCo’s products; imposition of labeling or warning requirements on PepsiCo’s products; changes in laws related to packaging and disposal of PepsiCo’s products; PepsiCo’s ability to compete effectively; political conditions, civil unrest or other developments and risks in the markets where PepsiCo’s products are made, manufactured, distributed or sold; PepsiCo’s ability to grow its business in developing and emerging markets; uncertain or unfavorable economic conditions in the countries in which PepsiCo operates; the ability to protect information systems against, or effectively respond to, a cybersecurity incident or other disruption; increased costs, disruption of supply or shortages of raw materials and other supplies; business disruptions; product contamination or tampering or issues or concerns with respect to product quality, safety and integrity; damage to PepsiCo’s reputation or brand image; failure to successfully complete or integrate acquisitions and joint ventures into PepsiCo’s existing operations or to complete or manage divestitures or refranchisings; changes in estimates and underlying assumptions regarding future performance that could result in an impairment charge; increase in income tax rates, changes in income tax laws or disagreements with tax authorities; failure to realize anticipated benefits from PepsiCo’s productivity initiatives or global operating model; PepsiCo’s ability to recruit, hire or retain key employees or a highly skilled and diverse workforce; loss of any key customer or disruption to the retail landscape, including rapid growth in hard discounters and the e-commerce channel; any downgrade or potential downgrade of PepsiCo’s credit ratings; PepsiCo’s ability to implement shared services or utilize information technology systems and networks effectively; fluctuations or other changes in exchange rates; climate change or water scarcity, or legal, regulatory or market measures to address climate change or water scarcity; failure to successfully negotiate collective bargaining agreements, or strikes or work stoppages; infringement of intellectual property rights; potential liabilities and costs from litigation, claims, legal or regulatory proceedings, inquiries or investigations; and other factors that may adversely affect the price of PepsiCo’s publicly traded securities and financial performance.
For additional information on these and other factors that could cause PepsiCo’s actual results to materially differ from those set forth herein, please see PepsiCo’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent reports on Forms 10-Q and 8-K. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.